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                                                               EXHIBIT 99.1


                             N E W S  R E L E A S E

(KING PHARMACEUTICALS LOGO)
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For Immediate Release

             KING PHARMACEUTICALS ANNOUNCES CROSS-LICENSE AGREEMENT
                       WITH MUTUAL PHARMACEUTICAL COMPANY

BRISTOL, TENNESSEE, December 9, 2005 - King Pharmaceuticals, Inc. (NYSE:KG) announced today that the Company has entered into a co-exclusive license agreement with Mutual Pharmaceutical Company, Inc. Under the terms of the agreement, each of the parties has granted the other a worldwide license to certain intellectual property, including patent rights and know-how, relating to metaxalone. The intellectual property licenced to King relates to the potential for improved dosing and administration of metaxalone.

Pursuant to the agreement, King will pay Mutual an upfront payment of $35 million and royalties on net sales of products containing metaxalone. The royalty rate will vary depending on the achievement of certain regulatory and commercial milestones and future net sales of metaxalone products.

ABOUT KING PHARMACEUTICALS
King, headquartered in Bristol, Tennessee, is a vertically integrated branded pharmaceutical company. King, an S&P 500 Index company, seeks to capitalize on opportunities in the pharmaceutical industry through the development, including through in-licensing arrangements and acquisitions, of novel branded prescription pharmaceutical products in attractive markets and the strategic acquisition of branded products that can benefit from focused promotion and marketing and product life-cycle management.



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                                   Contacts:

  James E. Green, Executive Vice President, Corporate Affairs -- 423-989-8125
     David E. Robinson, Senior Director, Corporate Affairs -- 423-989-7045


                               EXECUTIVE OFFICES

                           KING PHARMACEUTICALS, INC.
                   501 FIFTH STREET, BRISTOL, TENNESSEE 37620